Exhibit 10.11

EXECUTION VERSION

AMENDED AND RESTATED FACILITY AGREEMENT

dated as of

November 16, 2020

between

BLACKSTONE PRIVATE CREDIT FUND

and

GOLDMAN SACHS BANK USA

Schedules

Schedule 1	Form of Purchase Request

Schedule 2	Terms of Distressed Facility Sale Confirmation
Schedule 3	Terms of Par/Near Par Facility Sale Confirmation

Exhibit

Exhibit A	Form of Distressed Facility Sale Confirmation
Exhibit B	Form of Par/Near Par Facility Sale Confirmation

- ii -

AMENDED AND RESTATED FACILITY AGREEMENT (this “Agreement”) dated as of November 16, 2020 (the “Closing Date”) between BLACKSTONE PRIVATE CREDIT FUND (the “Company”); and GOLDMAN SACHS BANK USA (the “Financing Provider”).

WHEREAS, the Company and the Financing Provider are parties to that certain Facility Agreement, originally dated as of November 2, 2020 (the “Initial Closing Date”), by and between the Company and the Financing Provider (the “Existing Facility Agreement”); and

WHEREAS, the Company and the Financing Provider wish to amend and restate the Existing Facility Agreement to make certain modifications, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Facility Agreement is amended and restated in its entirety as follows:

ARTICLE I

Defined Terms. When used herein, the following terms shall have the following meanings:

“Accelerated Sale Date” means, with respect to any Portfolio Investment:

(a)    in respect of an Accelerated Sale Event pursuant to clause (a) of the definition thereof, the date of such event;

(b)    in respect of an Accelerated Sale Event pursuant to clause (b) of the definition thereof, the fifth (5th) Business Day after the date on which the Company provides notice of such event to the Financing Provider; and

(c)    in respect of an Accelerated Sale Event pursuant to any clause other than (a) or (b) of the definition thereof, the fifth (5th) Business Day after the date on which the Financing Provider provides written notice of such event to the Company.

“Accelerated Sale Event” means, with respect to any Portfolio Investment, the occurrence of any of the following:

(a)    a Facility Acceleration Event;

(b)    an election by the Company to declare an Accelerated Sale Event pursuant to Section 2.04 or 2.07(b);

(c)    an event of default that has occurred and is continuing under the Underlying Documentation for such Portfolio Investment;

(d)    a Conversion Event in respect of such Portfolio Investment;

(e)    an Adverse Claim Event in respect of such Portfolio Investment;

(f)    an Illegality Event in respect of such Portfolio Investment; or

(g)    such Portfolio Investment becomes an Ineligible Investment.

“Additional Funded Amount” means, with respect to any Portfolio Investment that is a Delayed Draw Term Loan or Revolving Loan, on any date, an amount equal to the sum, for each Additional Funding in respect of such Portfolio Investment after the Relevant Settlement Date and on or prior to the date of determination, the aggregate net amount funded by the Financing Provider in respect of such Additional Funding (for the avoidance of doubt, giving effect to any “original issue discount” in respect of such funding and any fees and expenses net funded). For the avoidance of doubt, the Additional Funded Amount shall not include any amounts in the Initial Value.

“Additional Funding” means, with respect to any Portfolio Investment that is a Delayed Draw Term Loan or Revolving Loan, each additional net funding of loans by the Financing Provider made after the Relevant Settlement Date in respect of unfunded delayed draw or revolving commitments for such Portfolio Investment, as applicable (for the avoidance of doubt, giving effect to any “original issue discount” in respect of such funding and any fees and expenses net funded).

“Adverse Claim Event” means, with respect to any Portfolio Investment, (a) the existence of any lien, claim, security interest or other encumbrance ranking, in whole or in part, in priority to the Financing Provider’s interest in and to such Portfolio Investment (other than any lien, claim, security interest or encumbrance (i) created by the Financing Provider, (ii) in favor of any creditor or other person on account of any obligations of the Financing Provider or any of its Affiliates or (iii) which arises pursuant to, or which is permitted under, the terms of the relevant credit documentation) or (b) the commencement of any legal proceedings against the Financing Provider by any person on account of an obligation owed to such Person by the Company (and, for the avoidance of doubt, not any creditor or other person on account of any obligations of the Financing Provider or any of its Affiliates) in respect of any claim respecting the Financing Provider’s ownership of such Portfolio Investment which, if such claim were to be upheld by a court having the requisite jurisdiction, would impugn, negate or subordinate, in whole or in part, the Financing Provider’s legal and beneficial ownership of such Portfolio Investment or which would subject or subordinate, in whole or in part, the Financing Provider’s ownership of such Portfolio Investment to any lien, claim, security interest or encumbrance in favor of any other party.    For the avoidance of doubt, restrictions on assignments or transfers, drag-along, tag-along, rights of first refusal and other similar rights pursuant to the Underlying Documentation of such Portfolio Investment shall not be deemed to be a “Adverse Claim Event.”

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Portfolio Investment held by the Company or any of its Affiliates in the ordinary course of business.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Margin” means a rate per annum equal to 1.70%.

“Applicable Purchaser” means, on any date, (a) if the Capital Condition is not satisfied on such date, the Initial Purchaser, and (b) if the Capital Condition is satisfied on such date, or if the Company has elected to waive the Capital Condition on or prior to such date, the Company.

“Average Financing Amount” means, with respect to any Facility Fee Period, the sum of the Financing Amount on each day in that period divided by the actual number of days in that period.

“Average Unused Amount” means, for the period commencing on the date hereof and ending on the day immediately preceding the Termination Date, the sum of the Unused Amount on each day in that period divided by the actual number of days in that period.

“Business Day” means any day on which commercial banks and foreign exchange markets settle payments in New York City.

“Capital Condition” means a condition that shall be satisfied on and after the date on which the Company receives aggregate subscriptions of $400,000,000 or greater deposited from escrow into its custody account.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commitment Amount” means on any date (a) prior to January 1, 2021, $200,000,000, (b) on or after January 1, 2021 and prior to the Facility End Date, $300,000,000 and (c) on or after the Facility End Date, zero.

“Company” has the meaning set forth in the introductory paragraph.

“Company Parties” means the Company and the Guarantors.

“Conversion Event” means, with respect to any Portfolio Investment:

(a)    such Portfolio Investment is restructured by way of an amendment or modification to the Underlying Documents after such Portfolio Investment was approved by the Financing Provider in any way such that the Portfolio Investment ceases to be, in the reasonable determination of the Financing Provider, an Eligible Reference Loan (as applicable based on the characterization of such Portfolio Investment immediately prior to such restructuring); or

(b)    the principal amount of such Portfolio Investment is, by way of an amendment or modification to the Underlying Documents after such Portfolio Investment was approved by the Financing Provider, converted into any non-cash assets or securities (whether of the relevant obligor or any other entity or person), including options, warrants and income trust units or depository receipts representing such securities, irrespective of whether the Financing Provider may have consented to such conversion.

“Daily Holiday Amount” means, on any date, an amount equal to the sum, for each Portfolio Refusal occurring on such date, of the Requested Amount in respect of the rejected Portfolio Investment.

“Default” means any event that, with notice or lapse of time or both, would constitute an Event of Default.

“Delayed Draw Term Loan” means a loan obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such loan obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid.

“Default Sale” has the meaning set forth in Section 7.02(a)(iv).

“Designated Assignee” has the meaning set forth in Section 3.01.

“Distressed Facility Sale Confirmation” means the LSTA Distressed Trade Confirmation attached as Exhibit A hereto.

“Distressed Loan” means a loan, the purchase and sale of which would, in accordance with market convention in effect as of the date of determination, as determined by the Financing Provider in its reasonable discretion, settle on distressed documents rather than par documents; provided that with respect to any loan which trades in the U.S. secondary loan market, if the LSTA has conducted a shift poll in respect of whether the market has shifted to utilizing distressed documents for purposes of settling trades in the relevant loan, the determination of such shift poll shall be determinative of whether such loan constitutes a Distressed Loan.

“Eligibility Criteria” means, with respect to any loan obligation or Portfolio Investment, such loan obligation or Portfolio Investment, as applicable, (a) is a First Lien Loan or Second Lien Loan or (b) otherwise satisfies such criteria as mutually agreed upon in writing by the Financing Provider and the Company on or prior to the related Purchase Request being made.

“Eligible Reference Loan” means a loan obligation that satisfies the Eligibility Criteria.

“Event of Default” has the meaning set forth in Section 7.01.

“Facility Acceleration Event” means (a) the occurrence of any Event of Default set forth in Section 7.01(d) or (e); or (b) the Financing Provider electing to declare a Facility Acceleration Event pursuant to Section 7.01 following the occurrence and during the continuance of any other Event of Default.

“Facility Documents” means this Agreement and the Facility Guaranty.

“Facility End Date” means June 30, 2021.

“Facility Fee Amount” means, with respect to any Facility Fee Period, an amount equal to the product of:

(a)    the Average Financing Amount for such Facility Fee Period;

(b)    the Facility Fee Rate for such Facility Fee Period; and

(c)    the actual number of days in such Facility Fee Period divided by 360.

“Facility Fee Period” means, for purposes of calculating the LIBOR Rate, the period from, and including, the previous Facility Fee Period End Date to, but excluding, the next occurring Facility Fee Period End Date, provided that:

(a)    the initial Facility Fee Period shall begin on (and include) the Closing Date; and

(b)    the final Facility Fee Period shall end on (but exclude) the Termination Date.

“Facility Fee Period End Date” means (a) the 10th calendar day of January, April, July and October until the Termination Date, beginning January 10, 2020, (b) the Facility End Date and (c) the Termination Date.

“Facility Fee Rate” means, with respect to any Facility Fee Period, a per annum rate equal to the sum of (a) the LIBOR Rate in respect of such Facility Fee Period and (b) the Applicable Margin.

“Facility Guaranty” means that certain Guarantee Agreement entered into on the Initial Closing Date by and among the Guarantors and the Financing Provider.

“Facility Payment Amount” means the sum of (x) the Unused Fee Amount, (y) the Structuring Fee Amount and (z) the sum of the Facility Fee Amounts in respect of each Facility Fee Period.

“Facility Purchase Price” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the percentage equal to:

(a)    the sum of the Initial Value plus the Additional Funded Amount minus (b) the Principal Repayment Amount, minus (c) the Received Interest Amount; divided by

(b)    the Investment Commitment Amount.

“Facility Sale Date” means, with respect to any Portfolio Investment, the date on which the Applicable Purchaser and the Financing Provider are deemed to enter into a Facility Sale Transaction in respect of such Portfolio Investment pursuant to which the Financing Provider will sell such Portfolio Investment to the Applicable Purchaser on the terms set forth herein, which date shall be the earlier to occur of (a) the Accelerated Sale Date (if any) in respect of such Portfolio Investment and (b) five (5) Business Days prior to the Facility End Date.

“Facility Sale Settlement Date” means, with respect to any Portfolio Investment, the date on which settlement occurs under the applicable Trade Confirmation governing the terms of the Facility Sale Transaction in respect of such Portfolio Investment.

“Facility Sale Transaction” means a binding transaction entered into between the Financing Provider and the Applicable Purchaser pursuant to which the Applicable Purchaser agrees to buy from the Financing Provider, and the Financing Provider agrees to sell to the Applicable Purchaser, the relevant Portfolio Investment on and in accordance with the terms set forth in this Agreement.

“Failed Settlement Obligations” has the meaning set forth in Section 4.02(a)(iii).

“Financing Amount” means, on any date of determination, an amount equal to the sum of the Relevant Principal Amount for each Portfolio Investment.

“Financing Provider” has the meaning set forth in the introductory paragraph.

“First Lien Loan” means a senior secured term loan, including any Delayed Draw Term Loan or Revolving Loan, documented by way of a loan or credit agreement which trades as a “first lien loan” as determined by the Financing Provider under then-current trading practices in the primary or secondary loan market, as the case may be and which is not a Distressed Loan.

“Fitch” shall mean Fitch Ratings, Inc., also known as Fitch Ratings, and its successors.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom, the European Union or any other foreign entity or government (including any successor to any of the foregoing).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantors” means Blackstone Holdings Finance Co. L.L.C., Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P.

“Illegality Event” means, with respect to any Portfolio Investment and not as a result of any action or inaction of the Financing Provider or any of its affiliates, the determination by the Financing Provider (in its reasonable discretion) that due to the adoption of or any change in any applicable law or regulation (or the generally accepted interpretation thereof) or the issuance of any order, judgment, ruling, administrative guideline or policy of or by any Governmental Authority of competent jurisdiction, it is illegal or unlawful, or there is a substantial likelihood that it will become illegal or unlawful, for the Financing Provider to maintain ownership or dispose of such Portfolio Investment.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all obligations required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing “Indebtedness” shall not include (v) indebtedness of such Person on account of the sale by such Person of the first out tranche of any first lien loan that arises solely as an accounting matter under ASC 860, (w) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment, (x) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments) or fund the delayed draw or unfunded portion of any existing portfolio investment (including Portfolio Investments), (y) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any person in any loan.

“Ineligibility Sale Settlement Date” means, with respect to any Portfolio Investment, the later to occur of (a) the settlement of the sale by the Financing Provider of such Portfolio Investment pursuant to clause (ii) or (iii) of Section 2.04 and (b) the date on which the Applicable Purchaser has paid the Sale Loss Amount (if any) to the Financing Provider in accordance with Section 4.02(b).

“Ineligible Investment” means with respect to any Portfolio Investment, such Portfolio Investment fails, at any time, to satisfy the Eligibility Criteria established by the Company and the Financing Provider for such Portfolio Investment.

“Initial Closing Date” has the meaning set forth in the recitals.

“Initial Purchaser” has the meaning set forth in the Guarantee.

“Initial Value” means, with respect to any Portfolio Investment, (a) if such Portfolio Investment is a Primary Market Investment, the net amount funded by the Financing Provider on the initial funding date (for the avoidance of doubt, (i) after giving effect to any “original issue discount” in respect of the funded loans and any fees and expenses net funded and (ii) excluding any unfunded commitments in respect of such Portfolio Investment) and otherwise (b) an amount equal to the initial amount of cash proceeds actually paid by the Financing Provider to acquire such Portfolio Investment. For the avoidance of doubt, the Initial Value will not include the Additional Funded Amount.

“Interest Proceeds” means, with respect to a Portfolio Investment, all payments, including, without limitation, interest, fees, dividends, distributions and other amounts, if any, actually received by the Financing Provider in its capacity as holder of such Portfolio Investment (other than Principal Proceeds or payments made as a result of any “payment-in-kind” feature of the Portfolio Investment) (whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security).

“Investment Commitment Amount” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the sum of (a) the Outstanding Funded Amount and (b) the Outstanding Unfunded Amount.

“LIBOR Rate” shall mean, with respect to any Facility Fee Period, (i) the rate per annum appearing on Reuters Pages LIBOR01 or LIBOR02 (or on any successor or substitute page(s) of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Financing Provider in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Facility Fee Period, as the rate for Dollar deposits with a maturity of three (3) months or (ii) if the rate referenced in the preceding clause (i) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by a leading bank in the London interbank market (selected by the Financing Provider in its reasonable discretion) for U.S. Dollar deposits (for delivery on the first day of such Facility Fee Period) of amounts in same day funds comparable to the Financing Amount in effect at such time for periods comparable to such Facility Fee Period as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Facility Fee Period; provided that, if less than 0.0%, the LIBOR Rate shall be deemed to be 0.0% for the purposes of this Agreement.

“LSTA” means the Loan Syndications and Trading Association, Inc.

“LSTA Distressed Trade Confirmation” means the Distressed Trade Confirmation and the Purchase and Sale Agreement for Distressed Trades as supplemented by the Standard Terms and Conditions applicable thereto, each as published by the LSTA as of March 16, 2020 (or as subsequently published by the LSTA).

“LSTA Par/Near Par Trade Confirmation” means the Par/Near Par Trade Confirmation as supplemented by the Standard Terms and Conditions for Par/Near Par Trade Confirmation, each as published by the LSTA as of March 16, 2020 (or as subsequently published by the LSTA).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Company taken as a whole (excluding in any case a decline in the net asset value of the Company or its subsidiaries, a change in general market conditions or values of the investments of the Company and its subsidiaries taken as a whole); (b) the ability of any Company Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect or enforceability against a Company Party of a Facility Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, the Financing Provider under any Facility Document.

“Material Indebtedness” means Indebtedness for borrowed money of any Company Party that is (a) outstanding under the same agreement in a principal amount exceeding $100,000,000 and (b) is either (i) public Indebtedness for borrowed money or (ii) Indebtedness for borrowed money owed to the Financing Provider or any Affiliate thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors.

“Obligations” shall mean all obligations and liabilities (including interest accruing on any overdue amounts and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Applicable Purchaser, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), of the Applicable Purchaser to the Financing Provider, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement (including obligations and liabilities arising under any Facility Sale Transaction), whether on account of fees, interest, reimbursement obligations, purchase price obligations, indemnities, out-of-pocket costs, and expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Financing Provider that are required to be paid by the Applicable Purchaser pursuant hereto) or otherwise.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its articles of organization and its operating agreement. If any term or condition of this Agreement or any other Facility Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Outstanding Funded Amount” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the aggregate principal amount of funded loans in respect of such Portfolio Investment held by the Financing Provider on the Facility Sale Date (for the avoidance of doubt, after giving effect to any Additional Fundings and adjustments in principal resulting from principal repayments or payment-in-kind distributions occurring prior to the Facility Sale Date).

“Outstanding Unfunded Amount” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the aggregate principal amount of unfunded delayed draw and/or revolving commitments in respect of such Portfolio Investment held by the Financing Provider on the Facility Sale Date (for the avoidance of doubt, after giving effect to any Additional Fundings and principal repayments occurring prior to the Facility Sale Date).

“Parent” means The Blackstone Group Inc.

“Parent Rating Event” means the long-term issuer credit rating (or such similar or analogous term) of the Parent is (a) downgraded by S&P or Fitch to BB+ or lower or by Moody’s to Ba1 or lower or (b) withdrawn by S&P, Fitch or Moody’s.

“Par/Near Par Facility Sale Confirmation” means the LSTA Par/Near Par Trade Confirmation attached as Exhibit B hereto.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Portfolio Investment” has the meaning set forth in Section 2.01.

“Portfolio Investment Documents” means, with respect to any Portfolio Investment, (a) the Underlying Documentation in respect of such Portfolio Investment, (b) the offering memorandum, prospectus, private placement memorandum and other similar documentation relating to the terms and conditions of the Portfolio Investment and (c) the latest performance reports, servicer reports, sub-servicer reports, master servicer reports or any similar reports or information that are available to the Financing Provider (in its capacity as a holder of such Portfolio Investment).

“Portfolio Refusal” means, with respect to any Purchase Request, the delivery by the Financing Provider to the Company of written notice that the Financing Provider is rejecting such Purchase Request pursuant to Section 2.02(b); provided that (a) such rejection shall only constitute a Portfolio Refusal if (i) such Purchase Request was delivered by the Company to the Financing Provider in accordance with Section 2.02(a) and (ii) each of the conditions specified in Section 2.03 (other than condition (1)) is satisfied (in the Financing Provider’s reasonable discretion) on the date such rejection notice is delivered, and (b) the date of a Portfolio Refusal shall be the date such rejection notice is delivered by the Financing Provider in accordance with Section 2.02(b).

“Primary Market Investment” means a Portfolio Investment purchased by the Financing Provider in the primary market.

“Principal Proceeds” means, with respect to a Portfolio Investment, all payments actually received by the Financing Provider in its capacity as holder of such Portfolio Investment in respect of the reimbursement of the principal amount of the Portfolio Investment including principal payments on the maturity date and make-whole or premium payments, if any, paid to the Financing Provider in its capacity as holder of such Portfolio Investment (whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security); provided that it is understood that (a) the principal amount of the Portfolio Investment may be increased from time to time as the result of a “payment-in-kind” feature of the Portfolio Investment and such increases shall not constitute Principal Proceeds and (b) principal reimbursement payments in respect of such increased principal amount shall constitute Principal Proceeds hereunder.

“Principal Repayment Amount” means, with respect to any Portfolio Investment, an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of such Portfolio Investment) during the period from (and including) the Relevant Trade Date to (and excluding) the Facility Sale Date in respect thereof minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the Relevant Seller pursuant to the Relevant Trade Confirmation or (ii) the underlying obligor pursuant to the Underlying Documentation.

“Purchase” has the meaning set forth in Section 2.01.

“Purchase Period” means, with respect to any Purchase Request, the period beginning on (and including) the date on which the conditions set forth in Section 2.03 were satisfied or waived in respect of such Purchase Request and ending on the earlier of (i) the first date on which the conditions set forth in Section 2.03 are no longer satisfied in respect of such Purchase Request and (ii) the date that is 30 days following the first day of such Purchase Period.

“Purchase Request” has the meaning set forth in Section 2.01.

“Received Interest Amount” means, with respect to any Portfolio Investment, an amount equal to (a) the aggregate amount of Interest Proceeds actually received by the Financing Provider (in its capacity as holder of such Portfolio Investment) during the period beginning on (and including) the Relevant Settlement Date and ending on (and excluding) the Facility Sale Date minus (b) any such Interest Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the Relevant Seller pursuant to the Relevant Trade Confirmation or (ii) the underlying obligor pursuant to the Underlying Documentation.

“Received Principal Amount” means, with respect to any Portfolio Investment, an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of such Portfolio Investment) during the period beginning on (and including) the Relevant Settlement Date and ending on (and excluding) the Facility Sale Date minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the Relevant Seller pursuant to the Relevant Trade Confirmation or (ii) the underlying obligor pursuant to the Underlying Documentation.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Failed Settlement Date” means, with respect to any Portfolio Investment that is not a Primary Market Investment, if settlement occurred under the Relevant Trade Confirmation by any method other than assignment, the date on which the Company has paid all Failed Settlement Obligations (if any) to the Financing Provider in accordance with Section 4.02.

“Relevant Principal Amount” means, with respect to any Portfolio Investment held by the Financing Provider pursuant to this Agreement on any date of determination:

(a)    if such date occurs on or after the Relevant Settlement Date and prior to the Removal Date, an amount equal to (i) the Initial Value of such Portfolio Investment plus (ii) the Additional Funded Amount minus (iii) the Principal Repayment Amount; and

(b)    if such date occurs on or after the Removal Date, zero;

provided that (x) if any such Portfolio Investment has been sold in whole or in part by the Financing Provider in a transaction permitted or required under this Agreement and such sale or transfer has settled, the Sale Consideration Amount in respect thereof shall be excluded from the Relevant Principal Amount, and (y) if any such Portfolio Investment has been sold (or is subject to an agreement to be sold) or encumbered in whole or in part by the Financing Provider in a transaction prohibited under this Agreement, the principal amount of such Portfolio Investment subject to such sale or encumbrance shall be excluded from the Relevant Principal Amount (for the avoidance of doubt, in each case subject to a floor of zero).

“Relevant Seller” means, with respect to any Portfolio Investment that is not a Primary Market Investment, the “Seller” under the Relevant Trade Confirmation.

“Relevant Settlement Date” means, with respect to any Portfolio Investment, (a) if such Portfolio Investment is a Primary Market Investment, the initial date on which the Financing Provider funds such Portfolio Investment loans and otherwise (b) the settlement date determined pursuant to the terms of the Relevant Trade Confirmation.

“Relevant Trade Confirmation” means, with respect to any Portfolio Investment, the Trade Confirmation pursuant to which the Financing Provider acquired such Portfolio Investment.

“Relevant Trade Date” means, with respect to any Portfolio Investment, (a) if such Portfolio Investment is a Primary Market Investment, the date on which the Financing Provider funds such Portfolio Investment loans and otherwise (b) the “Trade Date” under the Relevant Trade Confirmation.

“Removal Date” means, with respect to any Portfolio Investment, the earliest to occur of (a) the Relevant Failed Settlement Date, (b) the Ineligibility Sale Settlement Date and (c) the Facility Sale Settlement Date.

“Requested Amount” means, with respect to any proposed Portfolio Investment specified in a Purchase Request, the aggregate principal amount such proposed Portfolio Investment subject to the Purchase Request.

“Required Notification Date” means, with respect to a Voting Rights Request, the date that is the earlier of (x) three (3) Business Days after receipt of such Voting Rights Request or (y) the date that is five (5) Business Days prior to the last date on which the Financing Provider (in its capacity as holder of the relevant Portfolio Investment) may act with respect to the related vote; provided that, if the Company provides the Financing Provider with a Voting Rights Request within five (5) Business Days prior to the last date on which the Financing Provider (in its capacity as holder of the relevant Portfolio Investment) may act with respect to the related vote, the Financing Provider shall use commercially reasonable efforts to provide the Company with a Voting Rights Intent Notice before such vote takes place.

“Revolving Loan” means a loan obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such loan obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such loan obligation, the re-borrowing of any amount previously repaid.

“S&P” shall mean Standard & Poor’s Ratings Services, together with its successors.

“Sale Consideration Amount” means, with respect to any sale of a Portfolio Investment to any person other than a Company Party permitted or required under this Agreement, an amount equal to the cash proceeds actually received by the Financing Provider with respect to such sale.

“Sale Intent Notice” has the meaning set forth in Section 2.04.

“Sale Gain Amount” means, if the amount so calculated pursuant to clause (1) of the definition of “Sale Loss Amount” is less than zero, the absolute value of such amount.

“Sale Loss Amount” means, with respect to any sale of a Portfolio Investment to any person other than a Company Party permitted or required under this Agreement, an amount equal to the greater of (1) (a) (x)

the Initial Value plus (y) the Additional Funded Amount minus (b) (x) the Sale Consideration Amount plus (y) the Received Principal Amount in respect of such Portfolio Investment plus (z) the Received Interest Amount in respect thereof (substituting the “Trade Date” under the Trade Confirmation documenting such sale for the Facility Sale Date in the definition of Received Interest Amount) and (2) zero.

“Second Lien Loan” means a senior secured loan, including any Delayed Draw Term Loan, which trades as a “second lien loan” as determined by the Financing Provider under then-current trading practices in the primary or secondary loan market, as the case may be, and which is not a Distressed Loan.

“Structuring Fee Amount” means an amount equal to $1,375,000.

“Termination Date” means the date on which the final Facility Sale Settlement Date occurs following the Facility End Date or Facility Acceleration Event (provided that if there are no Portfolio Investments on the Facility End Date or the date of such Facility Acceleration Event, as applicable, the Termination Date shall be the Facility End Date or the date of such Facility Acceleration Event, as applicable).

“Trade Confirmation” means, in each case in accordance with the Underlying Documents:

(a)    In the context of the purchase or sale of Eligible Reference Loans in the secondary loan trading market that are not Distressed Loans, the LSTA Par/Near Par Trade Confirmation or such other purchase and sale documentation as commonly utilized or required by the applicable secondary loan trading market in which the relevant Eligible Reference Loans trades,

(b)    in the context of the purchase or sale of Eligible Reference Loans in the secondary loan trading market that are Distressed Loans, the LSTA Distressed Trade Confirmation or such other purchase and sale documentation as commonly utilized or required by the applicable secondary loan trading market in which the relevant Eligible Reference Loan trades,

(c)    in the context of the purchase of loans in the primary market, written confirmation from the lead lender or agent bank in connection with the proposed Portfolio Investment that a principal amount of such loan equal to the Requested Amount has been allocated to Financing Provider; and

(d) in any other circumstance, the applicable trade date.

“Transaction” has the meaning set forth in Section 6.01(c).

“Underlying Documentation” means, with respect to any debt Portfolio Investment, the credit agreement or other similar primary agreement documenting the terms of such Portfolio Investment (which, in the case of any Portfolio Investments that is not a Primary Market Investment shall be the “Credit Agreement” specified in the Relevant Trade Confirmation) together with any other transaction documents governing such Portfolio Investment, in each case as such agreements are amended from time to time.

“Unused Amount” means, on any date, an amount equal to the greater of (a) (i) the Commitment Amount on such date minus (ii) the Financing Amount on such date minus (iii) the Unused Holiday Amount on such date and (b) zero.

“Unused Fee Amount” means, for the period commencing on the date hereof and ending on the day immediately preceding the Termination Date, an amount equal to the product of:

(a)    the Average Unused Amount ;

(b)    the Unused Fee Rate; and

(c)    the actual number of days in such period divided by 360.

“Unused Fee Rate” means a rate per annum equal to 0.50%.

“Unused Holiday Amount” means, on any date, the lesser of:

(a)    (i) the Commitment Amount in effect on such date plus (ii) the Financing Amount in effect on such date; and

(b)    (i) the Unused Holiday Amount on the immediately preceding date plus (ii) the Daily Holiday Amount in respect of such immediately preceding date;

provided that the Unused Holiday Amount on the Closing Date shall be zero.

“Voting Rights” has the meaning set forth in Section 2.05.

“Voting Rights Intent Notice” has the meaning set forth in Section 2.05.

“Voting Rights Request” has the meaning set forth in Section 2.05.

ARTICLE II

THE PORTFOLIO INVESTMENTS

SECTION 2.01.     Purchases of Portfolio Investments. From time to time the Company may request (each such request, a “Purchase Request”, and each such requested purchase, a “Purchase”) that the Financing Provider acquire one or more Eligible Reference Loans and sell such Eligible Reference Loans to the Company on the terms set forth herein (each such Eligible Reference Loan subject to a Purchase Request, a “Portfolio Investment” until the Removal Date in respect thereof).

SECTION 2.02.     Procedures for Purchases.

(a) Purchase Requests. In connection with each Purchase Request, the Company shall deliver to the Financing Provider a Purchase Request Form (substantially in the form as set forth on Schedule 1 hereto) together with such other information as the Financing Provider requests (including (1) information regarding such Portfolio Investment, each related obligor and any related underlying instruments, (2) any recent information memoranda, (3) the related obligor’s most recent loan compliance statements and (4) any recent financial statements of each related obligor).

(b) Right of Financing Provider to Reject Purchase Requests. The Financing Provider shall have the right, in its sole and absolute discretion, to approve or reject any Purchase Request and to request additional information regarding any proposed Portfolio Investment. The Financing Provider shall notify the Company (including via email) of its approval or rejection of each Purchase Request (and, in the case of rejections, whether such rejection constitutes a Portfolio Refusal) no later than the fifth (5th) Business Day succeeding the date on which it receives the Purchase Request from the Company (provided that for the avoidance of doubt, failure by the Financing Provider to timely provide such notice shall not in any circumstances be deemed an acceptance of such Purchase Request).

SECTION 2.03.     Conditions to Purchases. The Financing Provider shall not enter into any requested Purchase unless each of the following conditions is satisfied (or waived as provided below):

(1)    the Financing Provider, in its sole and absolute discretion, has approved the related Purchase Request pursuant to Section 2.02(b);

(2)    the related Purchase Request accurately describes in reasonable detail the proposed Portfolio Investment and such Portfolio Investment as of the date of such request satisfies the Eligibility Criteria;

(3)    no Default or Event of Default has occurred and is continuing;

(4)    no event of default under the Underlying Documentation for such Portfolio Investment has occurred and is continuing;

(5)    the representations and warranties contained herein and in the other Facility Documents shall be true and correct in all material respects on and as of the date of determination to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(6)    immediately after giving effect to the Purchase of the proposed Portfolio Investment, the Financing Amount does not exceed the Commitment Amount in effect on such date.

The Financing Provider may (in its sole and absolute discretion) waive any conditions to a Purchase specified above in this Section 2.03 by written notice thereof to the Company.

If the above conditions to a Purchase are satisfied or waived, during the related Purchase Period the Financing Provider shall use good faith efforts to enter into such Purchase on the terms set forth in the relevant Purchase Request.

SECTION 2.04.     Sales of Portfolio Investments; No Liens on Portfolio Investments. The Financing Provider will not sell, transfer, pledge, assign or otherwise dispose of any Portfolio Investment without the prior written consent of the Company other than (i) to the Applicable Purchaser (or to a Designated Assignee in accordance with Section 3.01) pursuant to a Facility Sale Transaction, (ii) following the occurrence of any Illegality Event or Adverse Claim Event with respect to such Portfolio Investment, (iii) any Portfolio Investment that at any time is or becomes an Ineligible Investment and (iv) pursuant to a Default Sale; provided that with respect to the preceding clauses (ii) and (iii), (a) the Financing Provider shall provide the Company with five (5) Business Days’ prior written notice (a “Sale Intent Notice”) of the Financing Provider’s intent to pursue a sale or transfer of such Portfolio Investment and (b) the Company may at any time within five (5) Business Days of receipt of such notice elect to declare an Accelerated Sale Event in respect of such Portfolio Investment by written notice to the Financing Provider. The Financing Provider shall not create, incur, assume or suffer to exist any lien or encumbrance of any kind with respect to any Portfolio Investment except as expressly permitted under this Agreement.

SECTION 2.05.     Voting of Portfolio Investments.

(a)    The Financing Provider agrees to use best efforts (1) to notify the Company in writing (which may be by email) of the expected occurrence of any event in respect of which (whether under the terms of the Portfolio Investment or otherwise) the Financing Provider (in its capacity as a holder of such Portfolio Investment) has the right to vote on or consent to any waiver, amendment, modification or other action with respect to such Portfolio Investment or the documentation relating thereto (collectively, “Voting Rights”), and (2) to provide to the Company any related documentation, instructions or notices provided to the Financing Provider (in its capacity as holder of such Portfolio Investment) in relation to such Voting Rights, within two (2) Business Days after the earlier of (i) receipt of notice thereof or (ii) otherwise becoming aware thereof.

(b)    The Company may, but is not required to at any time, request that the Financing Provider exercise Voting Rights with respect to the Portfolio Investment in a certain way (such request, a “Voting Rights Request”). By the relevant Required Notification Date, the Financing Provider shall notify the Company in writing (which may be by email) whether it will or will not exercise such Voting Rights in accordance with the Voting Rights Request (such notice, a “Voting Rights Intent Notice”). Neither the Financing Provider nor any of its subsidiaries will have an obligation to vote any Voting Rights pursuant to any Voting Rights Request.

(c)    Except for the provisions hereof, neither the Financing Provider nor any of its subsidiaries shall have an obligation in connection with any Voting Rights to obtain any consent from the Company when making any decisions and taking or refraining from taking any actions in connection with any Portfolio Investment, including, without limitation, (i) any consent, waiver, modification or release of any term thereof, (ii) the exercise of any rights or remedies thereunder, and (iii) foreclosure, sale or other dealings with respect to any collateral.

(d)    The Financing Provider shall have no obligation to notify the Company if to do so would constitute a breach of any confidentiality obligations to which the Financing Provider or its subsidiary may (in its capacity as a holder of the relevant Portfolio Investment) be subject (as determined by the Financing Provider’s counsel); provided that, if at any time the Financing Provider could, by entering into a confidentiality agreement with the Company, avoid breaching any confidentiality obligation to which the Financing Provider is subject, the Financing Provider shall promptly offer to enter into a confidentiality agreement with the Company on commercially reasonable terms.

SECTION 2.06.     Documentation, Reports, etc. To the extent (x) it would not constitute a breach of any confidentiality obligations to which the Financing Provider is subject (as determined by the Financing Provider’s counsel) or (y) the Financing Provider could avoid such breach by entering into a confidentiality agreement with the Company on commercially reasonable terms, the Financing Provider will (with respect to clause (y) only, after entering a confidentiality agreement with the Company) obtain and provide the Company promptly with copies of all Portfolio Investment Documents reasonably available to the Financing Provider in its capacity as holder of such Portfolio Investment, and thereafter obtain and provide the Company promptly with any and all amendments and modifications thereto reasonably available to the Financing Provider in its capacity as holder of such Portfolio Investment. If the Financing Provider’s counsel determines that such action would constitute a breach of any such confidentiality obligations which could not be avoided by the Financing Provider entering into a confidentiality agreement with the Company, the Financing Provider shall promptly provide the Company written notice of the same, including a detailed explanation of the rationale for such determination.

SECTION 2.07.     Accelerated Sale Events.

(a)    If at any time the Financing Provider determines (in its reasonable discretion) that any of the events set forth in the definition of “Accelerated Sale Event” has occurred with respect to any Portfolio Investment, the Financing Provider may after three (3) Business Days’ written notice to the Company, declare an Accelerated Sale Event with respect to such Portfolio Investment by written notice to the Company.

(b)    At any time the Company may declare an Accelerated Sale Event with respect to any Portfolio Investment by written notice to the Financing Provider; provided that the Company shall not declare an Accelerated Sale Event in respect of any Portfolio Investment at any time following the fifth Business Day following the Company’s receipt of a Sale Intent Notice in respect thereof.

SECTION 2.08.     Principal and Interest Proceeds. For the avoidance of doubt, the parties acknowledge and agree that all Principal Proceeds and Interest Proceeds received by the Financing Provider in respect of any Portfolio Investment shall be solely for the account of the Financing Provider and shall not be subject to any restrictions under this Agreement or any other Facility Agreement. For purposes of clarity, the foregoing will not limit in any manner the obligation of the Financing Provider to apply all Principal Proceeds and Interest Proceeds it receives in the manner specified in this Agreement (and, notwithstanding anything to the contrary contained in any Trade Confirmation, it is the intent of the parties that to the extent any principal, interest, fee or other amount is received by the Financing Provider on account of an asset at any time, then such amount will reduce the purchase price to be paid by the Company for such asset and if it does not reduce the purchase price, the Financing Provider will (if a Trade Confirmation has been entered into between the Company and the Financing Provider) promptly distribute such amount to the Company).

ARTICLE III

FACILITY SALES

SECTION 3.01.     Facility Sales. The Company and the Financing Provider hereby agree that on the Facility Sale Date in respect of each Portfolio Investment, the Applicable Purchaser and the Financing Provider shall be deemed to enter into a Facility Sale Transaction in respect of such Portfolio Investment pursuant to which the Financing Provider will sell such Portfolio Investment to the Applicable Purchaser on the terms set forth herein (provided that the Applicable Purchaser may, within three (3) Business Days of any Facility Sale Date, designate (by written notice to the Financing Provider) another Person as the assignee (a “Designated Assignee”) of the relevant Portfolio Investment under such Facility Sale Transaction so long as (a) the Applicable Purchaser represents and warrants that the matters set forth in 6.01(b) are true and correct in all material respects with respect to such Designated Assignee and (b) the Financing Provider shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in respect of such Designated Assignee; provided further, for the avoidance of doubt, obligations and liabilities arising under any such Facility Sale Transaction shall be “Obligations” of the Applicable Purchaser hereunder and the designation of a Designated Assignee shall not relieve any Company Party of its obligations in respect thereof). For the avoidance of doubt, the parties hereby agree that each Facility Sale Transaction shall be part of this Agreement and, without duplication of any obligations under any of the agreements in Section 3.02 below, any obligations or liabilities of the Applicable Purchaser arising thereunder shall constitute “Obligations” under this Agreement.

SECTION 3.02.     Documentation. Each Facility Sale Transaction in respect of a debt Portfolio Investment that is a Distressed Loan (determined as of the related Facility Sale Date in the Financing Provider’s reasonable discretion) shall be deemed to be entered into pursuant to a Distressed Facility Sale Confirmation with the terms set forth on Schedule 2. Each Facility Sale Transaction in respect of a debt Portfolio Investment that is not a Distressed Loan (determined as of the related Facility Sale Date in the Financing Provider’s reasonable discretion) shall be deemed to be entered into pursuant to a Par/Near Par Facility Sale Confirmation with the terms set forth on Schedule 3.

SECTION 3.03.     Non-Cash Receipts. If, in connection with any Portfolio Investment, the Financing Provider receives any asset or property other than cash, such asset or property will be transferred and assigned on the Facility Sale Settlement Date in respect thereof, free and clear of all liens and encumbrances, to the Applicable Purchaser (and in the name of the Applicable Purchaser).

SECTION 3.04.     Capital Condition. For the avoidance of doubt, the parties agree that, notwithstanding any provision to the contrary herein, the Company shall not be required to enter into any Facility Sale Transaction nor be entitled to any benefits or subject to any Obligations hereunder, unless and until the earlier of the date on which (a) the Capital Condition is satisfied or (b) the Company waives the Capital Condition.

ARTICLE IV

FACILITY PAYMENTS

SECTION 4.01. Facility Payment Amount.    On the Termination Date the Applicable Purchaser shall pay to the Financing Provider an amount equal to the Facility Payment Amount.

SECTION 4.02. Expenses; Portfolio Investment Sale Losses.

(a) Expenses. The Applicable Purchaser shall pay or reimburse:

(i)    (a) all reasonable and documented fees and reasonable and documented out-of-pocket expenses of the Financing Provider associated with the preparation, negotiation, execution, delivery and administration of the Facility Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented fees and out-of-pocket, documented expenses of one outside counsel for the Financing Provider with respect thereto, provided that the aggregate amount of such fees and expenses payable by the Applicable Purchaser shall not exceed $125,000, and (b) in connection with any enforcement of the Facility Documents, all reasonable and documented fees and out-of-pocket expenses of the Financing Provider (limited, in each case, to the reasonable and documented out-of-pocket fees, disbursements and other charges of, in the case of legal counsel, one firm of outside counsel for the Financing Provider, and if necessary, any local counsel in each material jurisdiction) including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations;

(ii)    in respect of each Portfolio Investment, all (a) documented actual costs and fees required to be paid by the Financing Provider to a lender or agent under the relevant credit documentation, including amounts paid as an indemnity or compensation for acting as agent under or for providing administrative services with respect to the relevant Portfolio Investment or such credit documentation, (b) actual advisory fees required to be paid by the Financing Provider under the Underlying Documentation in respect of a Portfolio Investment as a holder thereof or which were incurred at the request of the Applicable Purchaser, (c) reasonable and documented out-of-pocket external legal fees of one firm of outside counsel incurred by the Financing Provider in connection with its ownership of such Portfolio Investment with respect to which a default, event of default or similar event has occurred or in connection with any Portfolio Investment that becomes a Distressed Loan (and to the extent not reimbursable under the Underlying Documentation), and (d) assignment or transfer fees required under the Underlying Documentation payable to a trustee, agent, borrower or obligor or similar person in connection with a transfer of the Portfolio Investment permitted or required under this Agreement and any other costs and expenses (including legal costs, duties and taxes) required to be paid by the Financing Provider under the terms of the Underlying Documentation relating to the Portfolio Investment in connection therewith; and

(iii)    without duplication with clauses (i) and (ii) above, in respect of each Purchase requested by the Applicable Purchaser, all reasonable and documented out-of-pocket actual costs, fees, expenses and losses incurred by the Financing Provider in completing, or attempting to complete, such Purchase, including with respect to settlement under the applicable Relevant Trade Confirmation (all such costs, fees, out-of-pocket expenses and losses incurred in connection with settlement by any method other than assignment being “Failed Settlement Obligations”).

(b) Portfolio Investment Sale Proceeds. With respect to any sale, or attempted sale, of any Portfolio Investment by the Financing Provider to any person other than a Company Party or any designee thereof permitted or required under this Agreement, on the Facility Sale Settlement Date, (i) the Applicable Purchaser shall pay to the Financing Provider an amount, if any, equal to the Sale Loss Amount and (ii) the Financing Provider shall pay to the Applicable Purchaser an amount, if any, equal to the Sale Gain Amount.

(c) Payments. All payments or reimbursements pursuant to this Section 4.02 shall be paid within thirty (30) days of the Applicable Purchaser’s receipt of written demand together with reasonably detailed back-up documentation supporting such demand.

SECTION 4.03. Payments Generally; Default Interest; Right of Set-off.

(a) Payments Generally. The Company shall (or, to the extent applicable, the Applicable Purchaser shall) make each payment required to be made by it hereunder (whether of amounts payable under Section 4.01 or 4.02, or otherwise) prior to 3:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Financing Provider, be deemed to have been received on the next succeeding Business Day. All such payments shall be made to the Financing Provider at its offices and pursuant to wire instructions, in each case to be provided by the Financing Provider. All payments hereunder shall be made in U.S. Dollars.

(b) Default Interest. If the Applicable Purchaser shall default in the payment of any Obligations to purchase any Portfolio Investment hereunder, the Applicable Purchaser shall on receipt of written demand of the Financing Provider from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed using the actual number of days elapsed over a year of 360 days) equal to 2.0%.

(c) Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Financing Provider (and its respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other indebtedness at any time owing by the Financing Provider (or any of its banking

Affiliates) to or for the credit or the account of any Company Party against any and all of any such overdue amounts owing to such Person under the Facility Documents, irrespective of whether or not the Financing Provider shall have made any demand under any Facility Document.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01.     Representations and Warranties. The obligation of the Financing Provider to enter into this Agreement and perform its obligations hereunder is subject to the satisfaction, or waiver in accordance with Section 8.04, of the following conditions on or before the Closing Date (it being acknowledged by the parties hereto that the conditions set forth in clauses (b), (c) and (d) below were satisfied or waived on or prior the Initial Closing Date):

(a)    Facility Documents. The Financing Provider shall have received copies of each Facility Document as the Financing Provider shall reasonably request, duly executed and delivered by each Company Party;

(b)    Organizational Documents; Incumbency. The Financing Provider shall have received, in respect of each Company Party, (1) copies of each Organizational Document as the Financing Provider shall reasonably request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (2) signature and incumbency certificates of the authorized signatories of such Company Party; (3) actions by written consent of the managing member, resolutions or other authorizations of or by the members, board of directors or similar governing body, as applicable, of such Company Party approving and authorizing the execution, delivery and performance of the Facility Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of such Company Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto and (5) such other documents as the Financing Provider may reasonably request;

(c)    Governmental Authorizations and Consents. Each Company Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Facility Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Financing Provider. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Facility Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(d)    Opinions of Counsel. The Financing Provider and its counsel shall have received a duly executed copy of opinions of Dechert LLP, counsel to the Company Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Financing Provider (and each Company Party hereby instructs such counsel to deliver such opinion to the Financing Provider) (it being understood that no such opinion will be required to be given with respect to any foreign party);

(e)    Expenses. The Company shall have paid to the Financing Provider all expenses payable pursuant to Section 4.02 that have accrued prior to the Closing Date;

(f)    No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or, to its reasonable knowledge, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Financing Provider, singly or in the aggregate, materially impairs any of the transactions contemplated by the Facility Documents or that could have a Material Adverse Effect;

(g)    Patriot Act. On or prior to the Closing Date, the Financing Provider shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) in respect of each Company Party; and

(h)    Other Matters. Such other documents as the Financing Provider may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Financing Provider to so require.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.     Representations and Warranties.

(a)    The Company and the Initial Purchaser each represents to the Financing Provider that (i) it is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Agreement and each other document contemplated hereby to which it is a party and to consummate the transactions herein and therein contemplated, (ii) the execution, delivery and performance of this Agreement and each such other related document, and the consummation of such transactions have been duly authorized by it and this Agreement and each such other document constitutes its legal, valid and binding obligation, (iii) the execution, delivery and performance of this Agreement and each such other document and the consummation of such transactions (x) do not and will not conflict with the provisions of its governing instruments, (y) will not violate any provisions of applicable law or regulation or any order of any court or regulatory body and (z) will not result in the breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected and (iv) no actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that would reasonably be expected to result in a Material Adverse Effect.

(b)    On each Relevant Trade Date and Facility Sale Date, the Applicable Purchaser represents and warrants that the Applicable Purchaser is an eligible assignee under the documentation governing the relevant Portfolio Investment, however eligibility (or such similar terms as necessary to give meaning to this provision) is determined thereunder and, without limiting the foregoing, is eligible to become the registered owner of such Portfolio Investment (subject to any consents required under the Underlying Documentation).

(c)    Each of the Company, the Initial Purchaser and the Financing Provider represents and warrants that, with respect to this Agreement and each transaction contemplated hereby (each, a “Transaction”):

(i)    Non-Reliance. It has made its own determinations regarding the tax and accounting treatment of all aspects of the Transaction including, without limitation, the tax and accounting treatment of any principal, interest or other distributions paid with respect to the Portfolio Investments. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction. It has evaluated for itself whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)    Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)    Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

On each Relevant Trade Date and Facility Sale Date the Applicable Purchaser and the Financing Provider shall each be deemed to repeat all the foregoing representations in this clause (c) made by it.

(d)    Financing Provider Representation and Warranty. The Financing Provider represents and warrants to each Company Party that it (a) shall not, and does not intend to, treat or characterize the entry into this Agreement as a “true sale” of any Portfolio Investment, (b) it shall account for each Portfolio Investment on its consolidated balance sheet and (c) shall not legally isolate any such Portfolio Investment with the intention that such assets may not be recoverable by, or available to, the estate of the Financing Provider or its creditors in the event of a bankruptcy, insolvency or other similar event or proceeding.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.     Events of Default.

Each of the following events shall be an “Event of Default” hereunder:

(a) the Company or the Initial Purchaser shall fail to pay any amount owing by it in respect of the Obligations (whether for fees, valid reimbursement obligations or other amounts) when and as the same shall become due and payable, and, in the case of any fee, cost, expense or loss, such failure is not remedied on or before the first (1st) Business Day after written notice of such failure is received by the Company;

(b) any representation or warranty made or deemed made by any Company Party herein or in any Facility Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or other document furnished pursuant hereto or thereto or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(c) any Company Party shall fail to observe or perform any covenant, condition or agreement contained herein and such failure is not remedied on or before ten (10) Business Days after written notice of such failure if received by the Company;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Company Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Company Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Company Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Company Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) (i) any Company Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or permitted or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any Company Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Company Party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $100,000,000; or

(h) a Parent Rating Event,

SECTION 7.02.     Remedies.

(a) Upon the occurrence of an Event of Default (other than an event with respect to the Company described in clause (d) or (e) of Section 7.01), and at any time thereafter during the continuance of such event, the Financing Provider may, by written notice to the Company, take one or more of the following actions, at the same or different times:

(i) terminate the commitments and reduce the Commitment Amount to zero;

(ii) declare a Facility Acceleration Event;

(iii) declare all of the Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company and Initial Purchaser accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Initial Purchaser;

(iv)    in the event that any Facility Sale Transaction is stayed, enjoined or declared to be ineffective by a court of competent jurisdiction, or if any Company Party files or supports any motion seeking the same, to sell or otherwise dispose of in a commercially reasonable manner (a “Default Sale”) the Portfolio Investment at such price or prices as the Financing Provider may reasonably deem satisfactory, subject to such Facility Sale Transaction and declare any Sale Loss Amounts arising therefrom to be due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Initial Purchaser; and

(v)    subject to the terms of the Facility Documents, exercise any and all remedies under the Facility Documents and under applicable law available to the Financing Provider,

(b) Upon the occurrence of an Event of Default described in clause (d) or (e) of Section 7.01, the actions and events described in Sections 7.02(a)(i), (ii) and(iii) shall be required or taken automatically without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Initial Purchaser.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.     Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system) to:

(i)    if to the Company or the Initial Purchaser, to it at c/o GSO Capital Partners LP, 345 Park Ave., New York, NY 10154, Attention of Brad Marshall (E-mail gsointralinks1@blackstone.com); with a copy, which shall not constitute notice, to it at c/o GSO Capital Advisors LLC, 345 Park Ave., New York, NY 10154, Attention of Marc Sileo / Jana Douglas (Telephone No. 212-503-2127 / 2025; E-mail Marc.Sileo@gsocap.com / Jana.Douglas@gsocap.com); with a copy, which shall not constitute notice, to Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attention of Jay R. Alicandri, Esq. (Telephone No. (212) 698-3800; E-mail jay.alicandri@dechert.com); and

(ii)    if to the Financing Provider, to the address to be provided separately by the Financing Provider;

or, in each case, at such other address as shall be designated by such party in a notice to each other party hereto. All such notices and other communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 8.02.     No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 8.03.     Indemnity; Damage Waiver.

(a) The Applicable Purchaser shall indemnify the Financing Provider and each of its Related Parties (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of not more than one (1) outside counsel for any Indemnitee, and if necessary, any local counsel in each material jurisdiction, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations hereunder or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) the purchase (or attempted purchase), sale (or attempted sale) or ownership of any Portfolio Investment, in each case in accordance with the terms of this Agreement, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, fraud, willful misconduct or gross negligence of such Indemnitee, (y) a claim brought against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Facility Documents, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction or (z) a claim arising as a result of a dispute between Indemnitees (other than claims arising out of any act or omission by the Applicable Purchaser or its Affiliates).

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, or the purchase (or attempted purchase), sale (or attempted sale) or ownership of any Portfolio Investment.

SECTION 8.04.     Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission) and executed by the Company, the Initial Purchaser and the Financing Provider.

SECTION 8.05.     Successors; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Company nor the Initial Purchaser may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Financing Provider (and any attempted assignment or transfer by the Company or the Initial Purchaser without such consent shall be null and void) and (ii) the Financing Provider may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Company (and any attempted assignment or transfer by the Company without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.06.     Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes the Financing Provider from bringing Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.07.     Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 8.08.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.09.     Confidentiality. The Information (as defined below) and the contents of this Agreement are confidential and shall not be disclosed to any third party, and no party hereto shall make any public announcement relating to this Agreement without consent of each other party (except that the Company may make disclosure or an announcement by way of a press release, filing a Form 8-K or other periodic report with the Securities and Exchange Commission, or as otherwise required by applicable law or regulation); except that disclosure by any party of this Agreement and its terms, or by the Financing Provider of the Information, is permitted (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, attorneys, advisors and other representatives who need to know such Information in connection with the transactions contemplated hereby (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided in this Section 8.09 and (B) it will be responsible for its Affiliates’ compliance with this Section 8.09), (ii) to the extent requested by any regulatory agency or authority with competent jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (iv) to any other party hereto or to any rating agency in connection with rating any Company Party, (v) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.09, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; provided that such Person would be permitted to be an assignee or participant pursuant to the terms hereof, (vii) on a confidential basis to (A) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Company Party or any of their obligations or (B) any market data service, (viii) with the prior written consent of the Company, (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.09 or (B) becomes available to the Financing Provider or any of its Affiliates on a nonconfidential basis from a source other than the Company or its Affiliates and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Company or (x) in connection with the acquisition or transfer of any of the Portfolio Investments or other the assets contemplated by this Agreement or to any party to any of the Underlying Documents or other documents or instruments governing, or entered into in connection with, any Portfolio Investment. Notwithstanding the foregoing or any other provision in this Agreement or any other document, the Company, the Initial Purchaser and the Financing Provider (and each employee, representative, or other agent of the Company, the Initial Purchaser and the Financing Provider) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

For purposes of this Section 8.09, “Information” means all information provided by the Company or the Initial Purchaser to the Financing Provider in connection with this Agreement or the transactions contemplated herein relating to the Company or any of its businesses or any portfolio investment (including information delivered pursuant to Section 2.01), other than any such information that is available to the Financing Provider on a nonconfidential basis prior to disclosure by the Company or the Initial Purchaser (as applicable) and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Company or the Initial Purchaser (as applicable). Any Person required to maintain the confidentiality of Information as provided in this Section 8.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.10.     Savings Clause. Notwithstanding any provision to the contrary herein or in the Facility Documents, the parties acknowledge and agree that the amount of any Obligations owed by the Applicable Purchaser to the Financing Provider as contemplated hereunder shall be calculated by deducting from such amounts any and all Interest Proceeds and Principal Proceeds that the Financing Provider actually receives in its capacity as holder of any Portfolio Investment to the extent such amounts are not already accounted for in the purchase price (and any adjustments thereto) of such Portfolio Investment (a) in respect of any Facility Sale Transaction or (b) in the Sale Loss Amount or Sale Gain Amount in respect of the sale of any Portfolio Investment to any entity that is not a Company Party or a designee thereof.

SECTION 8.11.     Inconsistency. It is the intent of the parties hereto that the LSTA Par/Near Par Trade Confirmation and the LSTA Distressed Trade Confirmation are both being used for administrative convenience, and if the Company reasonably requests any amendment to this Agreement, any Schedule hereto or any other document in connection therewith (for accounting, regulatory or other reasons) the parties will, in good faith, use their commercially reasonable efforts to amend or modify any such documents as requested by the Company. In furtherance of the foregoing, in the event of any conflict or inconsistency between any term, covenant or condition of this Agreement and any term, covenant or condition of any Schedule or Trade Confirmation, the provisions of this Agreement shall control and govern.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKSTONE PRIVATE CREDIT FUND, as the Company

By	/s/ Marisa Beeney ,
Name: Marisa Beeney
Title: Chief Compliance Office, Chief Legal Officer and Secretary

GOLDMAN SACHS BANK USA, as the Financing Provider

By	/s/ Joseph McNeila ,
Name: Joseph McNeila
Title: Managing Director

SCHEDULE 1

FORM OF PURCHASE REQUEST

To:	Goldman Sachs Bank USA
Facsimile: +1 212 428 4534
Email: Gs-sfl-desk@gs.com PFILDNMO@ny.email.gs.com

With a copy to:

Attention:	Managing Director of PFI Desk
Address:	200 West Street, 6th Floor New York, NY 10282

Attention:	PFI Middle Office
Address:	200 West Street, 16th Floor New York, NY 10282

GS Reference Number: SDBB4QT3333B6SWWBP

Date: [                         ], 20

Ladies and Gentlemen:

We refer to the Amended and Restated Facility Agreement, dated as of November 16, 2020 (the “Agreement”), as amended or replaced from time to time, between Goldman Sachs Bank USA and Blackstone Private Credit Fund. Terms defined therein shall have the same respective meanings herein.

This notice is a Purchase Request for the purposes of the Agreement. For the proposed Purchase, the proposed Portfolio Investment is [        ], and the proposed counterparty is [        ].

For the proposed Purchase, the expected settlement date is the customary settlement date pursuant to LSTA Standard Terms and Conditions or the Underlying Documentation, as applicable (unless otherwise indicated below).

Loan Type	Lien Type	LoanX ID	Borrower	Credit Agreement	Initial Purchase Percentage		Requested Amount
[Term Loan]/[DDTL]	[First]/[Second] Lien	[ ]	[ ]	[ ]	[ ]	%	$[ ]

Yours faithfully,

Blackstone Private Credit Fund

By
Name:
Title:

SCHEDULE 2

Terms of Distressed Facility Sale Confirmation

Trade Date: The Facility Sale Date

Seller: Goldman Sachs Bank USA

Buyer: The Applicable Purchaser as of the Facility Sale Date

Credit Agreement: The “Credit Agreement” specified in the relevant Purchase Request (as amended from time to time)

Borrower: The “Borrower” specified in the relevant Purchase Request

Form of Purchase: Assignment Only

Purchase Amount/Type of Debt:

Purchase Amount: The Investment Commitment Amount

Type of Debt: Term Loan or as otherwise agreed in writing by the parties

Facility: The “Facility” specified in the relevant Purchase Request

CUSIP Number: The “CUSIP Number” specified in the relevant Purchase Request

Purchase Rate: The Facility Purchase Price

Accrued Interest: Settled Without Accrued Interest

Credit Documents to be provided by Seller: No, unless requested in writing by the Applicable Purchaser; provided that any such request will contain a representation by the Applicable Purchaser that it is not a lender with respect to such Portfolio Investment.

Collateral Annex Applicable: No

Collateral Account Institution: Not applicable

LSTA Standard Other Terms of Trade: None

Trade Specific Other Terms of Trade:

[All Portfolio Investments so sold shall be transferred and assigned to the Applicable Purchaser free and clear of all liens and encumbrances.]

I. Section 1 of the Standard Term and Conditions is amended and restated in its entirety as follows:

1.    Target Settlement/Settlement Date/Transfer of Debt: The transfer of the Purchase Amount (as defined below) of the Debt (as defined below) specified in the Confirmation shall be effected as soon as practicable on or after the Trade Date. Any alternative agreement between Buyer and Seller as to a targeted date of settlement shall be specified in the Confirmation. The date payment of the Purchase Price (as defined below) occurs against such transfer is the “Settlement Date” hereunder.

Unless an alternative election is made in the “Form of Purchase” section of the Confirmation, the form of purchase of the Purchase Amount of the Debt shall be an assignment.

If Buyer and Seller are unable to effect settlement of the Transaction as specified in the Confirmation, a valid and binding obligation to settle the trade nevertheless continues to exist between Buyer and Seller. If a Transaction that is to be settled by assignment cannot be settled on such basis, such Transaction shall be settled as a participation; provided that if settlement by participation cannot be effected, the Transaction shall be settled on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade; provided, further, that if “Assignment Only” is elected in the “Form of Purchase” section of the Confirmation (an “Assignment Only Election”) and the Transaction cannot be settled on such basis, Buyer and Seller shall not settle the Transaction as a participation but shall instead settle on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade (provided that the parties acknowledge and agree that (i) Seller shall have the right to sell or otherwise dispose of the Purchase Amount of the Debt (or any portion thereof) in the manner described in the definition of “Market Sale Settlement” and (ii) Market Sale Settlement shall constitute a “mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade”).

“Market Sale Settlement” means settlement of the Transaction in the following manner:

(a)    Seller may sell or otherwise dispose of (in a commercially reasonable manner) the Purchase Amount of the Debt (or any portion thereof) at such price or prices as the Seller may reasonably deem satisfactory (any such sale or disposal, a “Market Sale”);

(b)    With respect to each Market Sale (i) Seller shall promptly provide written notice to Buyer following the “Trade Date” of such Market Sale specifying the Sold Amount and Market Sale Price applicable thereto and (ii) Seller shall promptly provide written notice (a “Market Settlement Notice”) to Buyer following the “Settlement Date” (the “Market Settlement Date”) of such Market Sale specifying (x) the Consideration Amount, (y) the Original Trade Value and (z) the Market Settlement Amount;

(c)    Within 3 Business Days of Seller’s delivery to Buyer of a Market Settlement Notice:

(i)    if the Market Settlement Amount is positive, Buyer shall pay to Seller an amount equal to the Market Settlement Amount; and

(ii)    if the Market Settlement Amount is negative, Seller shall pay to Buyer an amount equal to the absolute value of the Market Settlement Amount; and

(d)    The “Settlement Date” of the Transaction shall be the date on which the Settled Amount in effect on such date equals the Purchase Amount of the Debt.

“Consideration Amount” means, with respect to any Market Sale, an amount equal to the cash proceeds actually received by the Financing Provider with respect to such Market Sale.

“Market Sale Price” means, with respect to any Market Sale, the “Purchase Rate” (or such similar or analogous term) specified in the trade confirmation documenting such Market Sale.

“Market Settlement Amount” means, with respect to any Market Sale, an amount (which may be positive or negative) equal to (i) the Original Trade Value minus (ii) the Consideration Amount plus (iii) the Original Trade Value Adjustment Amount.

“Original Trade Value” means, with respect to any Market Sale, an amount equal to the product of (a) the Sold Amount in respect of such Market Sale multiplied by (b) the Purchase Rate specified in the Confirmation.

“Settled Amount” means, on any date, an amount equal to (a) the sum of the Sold Amount in respect of all Market Sales for which the applicable payment has been made on or prior to such date pursuant to clause (c) of the definition of “Market Sale Settlement” plus (b) the aggregate amount of the Debt in respect of which the parties have otherwise agreed upon (and completed the consummation of) a mutually agreeable alternative arrangement.

“Sold Amount” means, with respect to any Market Sale, the “Purchase Amount” (or such similar or analogous term, and including the portions of such Purchase Amount applicable to each Type of Debt subject to such Market Sale) specified in the trade confirmation documenting such Market Sale.

“Original Trade Value Adjustment Amount” means, with respect to any Market Sale, an amount (which may be positive or negative) equal to (a) the sum, for each Additional Funding in respect of the Sold Amount on or after the Trade Date under the Confirmation and prior to the Market Settlement Date, (i) the aggregate principal amount of loans funded by the Financing Provider in respect of such Additional Funding minus (ii) the amount of “original issue discount” (if any) applicable to such Additional Funding minus (iii) the amount of any fees and expenses (excluding if taken in the form of “original issue discount”) netted from such Additional Funding minus (b) the Reimbursement Amount plus (c) the Repaid Amount (in each case, without duplication of amounts included in the determination of the Consideration Amount in respect of such Market Sale).

“Reimbursement Amount” means, with respect to any Market Sale, the aggregate amount received by the Financing Provider from the “Buyer” under such Market Sale as reimbursement for any Additional Fundings by the Financing Provider.

“Repaid Amount” means, with respect to any Market Sale, an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of the Debt subject to such Market Sale) during the period from (and including) the Trade Date under the Confirmation to (and excluding) the Market Settlement Date minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the “Buyer” under such Market Sale or (ii) the underlying obligor pursuant to the Underlying Documentation.

II. Paragraph 3 of Section 4 of the Standard Term and Conditions is deleted entirely and Paragraph 1 of Section 4 of the Standard Terms and Conditions is amended and restated in its entirety as follows:

4. Purchase Price Calculation: Buyer shall pay Seller a purchase price (the “Purchase Price”) (or, if such calculations produce a negative number, Seller shall pay Buyer a Purchase Price) for the Purchase Amount of the Debt (or, if applicable, the Proceeds) on the Settlement Date equal to (a) the Purchase Rate multiplied by Purchase Amount plus (b) the Purchase Price Adjustment Amount minus (c) any Non-Recurring Fees (as defined below) received by Seller on or before the Settlement Date minus (d) the Accrued Interest Adjustment Amount. The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 6, “Compensation for Delayed Settlement,” below, and Assignment Fees or Consent to Transfer Fees (each as defined below) payable in accordance with Section 8, “Assignment Fees and Consent to Transfer Fees,” below.

“Accrued Interest Adjustment Amount” means an amount equal to the sum of (a) the amount of Interest Proceeds actually received by Seller on or after the Trade Date and prior to the earlier of (i) the Settlement Date and (ii) the Commencement Date plus (b) the amount of accrued and unpaid Interest and Accruing Fees as of the earlier of (i) the Settlement Date and (ii) the Commencement Date.

“Purchase Price Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the sum, for each Additional Funding in respect of the Purchase Amount on or after the Trade Date under the Confirmation and prior to the Settlement Date, (i) the aggregate principal amount of loans funded by the Financing Provider in respect of such Additional Funding minus (ii) the amount of “original issue discount” (if any) applicable to such Additional Funding minus (iii) the amount of any fees and expenses (excluding if taken in the form of “original issue discount”) netted from such Additional Funding plus (b) the Repaid Principal Amount.

“Repaid Principal Amount” means an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of the Purchase Amount of the Debt) during the period from (and including) the Trade Date under the Confirmation to (and excluding) the Settlement Date minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to the underlying obligor pursuant to the Underlying Documentation.

III. Paragraph (a) of Section 6 of the Standard Term and Conditions is deleted in its entirety.

SCHEDULE 3

Terms of Par/Near Par Facility Sale Confirmation

Trade Date: The Facility Sale Date

Seller: Goldman Sachs Bank USA

Buyer: The Applicable Purchaser as of the Facility Sale Date

Credit Agreement: The “Credit Agreement” specified in the relevant Purchase Request (as amended from time to time)

Borrower: The “Borrower” specified in the relevant Purchase Request

Form of Purchase: Assignment Only

Purchase Amount/Type of Debt:

Purchase Amount: The Investment Commitment Amount

Type of Debt: Term Loan or as otherwise agreed in writing by the parties

Facility: The “Facility” specified in the relevant Purchase Request

CUSIP Number: The “CUSIP Number” specified in the relevant Purchase Request

Purchase Rate: The Facility Purchase Price

Upfront Fee: None

Credit Documents to be provided by Seller: No, unless requested in writing by the Applicable Purchaser; provided that any such request will contain a representation by the Applicable Purchaser that it is not a lender with respect to such Portfolio Investment.

Collateral Annex Applicable: No

Collateral Account Institution: Not applicable

Trade Specific Other Terms of Trade:

[All Portfolio Investments so sold shall be transferred and assigned to the Applicable Purchaser free and clear of all liens and encumbrances.]

I. Section 1 of the Standard Term and Conditions is amended and restated in its entirety as follows:

1.    Target Settlement/Settlement Date/Transfer of Debt: The transfer of the Purchase Amount (as defined below) of the Debt (as defined below) specified in the Confirmation shall be effected as soon as practicable on or after the Trade Date. Any alternative agreement between Buyer and Seller as to a targeted date of settlement shall be specified in the Confirmation. The date payment of the Purchase Price (as defined below) occurs against such transfer is the “Settlement Date” hereunder.

Unless an alternative election is made in the “Form of Purchase” section of the Confirmation, the form of purchase of the Purchase Amount of the Debt shall be an assignment.

If Buyer and Seller are unable to effect settlement of the Transaction as specified in the Confirmation, a valid and binding obligation to settle the trade nevertheless continues to exist between Buyer and Seller. If a Transaction that is to be settled by assignment cannot be settled on such basis, such Transaction shall be settled as a participation; provided that if settlement by participation cannot be effected, the Transaction shall be settled on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade; provided, further, that if “Assignment Only” is elected in the “Form of Purchase” section of the Confirmation (an “Assignment Only Election”) and the Transaction cannot be settled on such basis, Buyer and Seller shall not settle the Transaction as a participation but shall instead settle on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade (provided that the parties acknowledge and agree that (i) Seller shall have the right to sell or otherwise dispose of the Purchase Amount of the Debt (or any portion thereof) in the manner described in the definition of “Market Sale Settlement” and (ii) Market Sale Settlement shall constitute a “mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade”).

“Market Sale Settlement” means settlement of the Transaction in the following manner:

(a)    Seller may sell or otherwise dispose of (in a commercially reasonable manner) the Purchase Amount of the Debt (or any portion thereof) at such price or prices as the Seller may reasonably deem satisfactory (any such sale or disposal, a “Market Sale”);

(b)    With respect to each Market Sale (i) Seller shall promptly provide written notice to Buyer following the “Trade Date” of such Market Sale specifying the Sold Amount and Market Sale Price applicable thereto and (ii) Seller shall promptly provide written notice (a “Market Settlement Notice”) to Buyer following the “Settlement Date” (the “Market Settlement Date”) of such Market Sale specifying (x) the Consideration Amount, (y) the Original Trade Value and (z) the Market Settlement Amount;

(c)    Within 3 Business Days of Seller’s delivery to Buyer of a Market Settlement Notice:

(i)    if the Market Settlement Amount is positive, Buyer shall pay to Seller an amount equal to the Market Settlement Amount; and

(ii)    if the Market Settlement Amount is negative, Seller shall pay to Buyer an amount equal to the absolute value of the Market Settlement Amount; and

(d)    The “Settlement Date” of the Transaction shall be the date on which the Settled Amount in effect on such date equals the Purchase Amount of the Debt.

“Consideration Amount” means, with respect to any Market Sale, an amount equal to the cash proceeds actually received by the Financing Provider with respect to such Market Sale.

“Market Sale Price” means, with respect to any Market Sale, the “Purchase Rate” (or such similar or analogous term) specified in the trade confirmation documenting such Market Sale.

“Market Settlement Amount” means, with respect to any Market Sale, an amount (which may be positive or negative) equal to (i) the Original Trade Value minus (ii) the Consideration Amount plus (iii) the Original Trade Value Adjustment Amount.

“Original Trade Value” means, with respect to any Market Sale, an amount equal to the product of (a) the Sold Amount in respect of such Market Sale multiplied by (b) the Purchase Rate specified in the Confirmation.

“Settled Amount” means, on any date, an amount equal to (a) the sum of the Sold Amount in respect of all Market Sales for which the applicable payment has been made on or prior to such date pursuant to clause (c) of the definition of “Market Sale Settlement” plus (b) the aggregate amount of the Debt in respect of which the parties have otherwise agreed upon (and completed the consummation of) a mutually agreeable alternative arrangement.

“Sold Amount” means, with respect to any Market Sale, the “Purchase Amount” (or such similar or analogous term, and including the portions of such Purchase Amount applicable to each Type of Debt subject to such Market Sale) specified in the trade confirmation documenting such Market Sale.

“Original Trade Value Adjustment Amount” means, with respect to any Market Sale, an amount (which may be positive or negative) equal to (a) the sum, for each Additional Funding in respect of the Sold Amount on or after the Trade Date under the Confirmation and prior to the Market Settlement Date, (i) the aggregate principal amount of loans funded by the Financing Provider in respect of such Additional Funding minus (ii) the amount of “original issue discount” (if any) applicable to such Additional Funding minus (iii) the amount of any fees and expenses (excluding if taken in the form of “original issue discount”) netted from such Additional Funding minus (b) the Reimbursement Amount plus (c) the Repaid Amount (in each case, without duplication of amounts included in the determination of the Consideration Amount in respect of such Market Sale).

“Reimbursement Amount” means, with respect to any Market Sale, the aggregate amount received by the Financing Provider from the “Buyer” under such Market Sale as reimbursement for any Additional Fundings by the Financing Provider.

“Repaid Amount” means, with respect to any Market Sale, an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of the Debt subject to such Market Sale) during the period from (and including) the Trade Date under the Confirmation to (and excluding) the Market Settlement Date minus (b) any such

Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the “Buyer” under such Market Sale or (ii) the underlying obligor pursuant to the Underlying Documentation.

II. Paragraph 1 of Section 4 of the Standard Terms and Conditions is amended and restated in its entirety as follows:

4. Purchase Price Calculation: Buyer shall pay Seller a purchase price (the “Purchase Price”) (or, if such calculations produce a negative number, Seller shall pay Buyer a Purchase Price) for the Purchase Amount of the Debt (or, if applicable, the Conversion Proceeds) on the Settlement Date equal to (a) the Purchase Rate multiplied by Purchase Amount plus (b) the Purchase Price Adjustment Amount minus (c) any Non-Recurring Fees (as defined below) received by Seller on or before the Settlement Date minus (d) the Accrued Interest Adjustment Amount. The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 6, “Compensation for Delayed Settlement,” below, and Assignment Fees or Consent to Transfer Fees (each as defined below) payable in accordance with Section 8, “Assignment Fees and Consent to Transfer Fees,” below.

“Accrued Interest Adjustment Amount” means an amount equal to the sum of (a) the amount of Interest Proceeds actually received by Seller on or after the Trade Date and prior to the earlier of (i) the Settlement Date and (ii) the Commencement Date plus (b) the amount of accrued and unpaid Interest and Accruing Fees as of the earlier of (i) the Settlement Date and (ii) the Commencement Date.

“Conversion Proceeds” means if, prior to the Settlement Date, the Debt has been reorganized, restructured, converted or otherwise modified, any and all payments or other distributions received by Seller with respect to the Debt pursuant to such reorganization, restructuring, conversion or other modification.

“Purchase Price Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the sum, for each Additional Funding in respect of the Purchase Amount on or after the Trade Date under the Confirmation and prior to the Settlement Date, (i) the aggregate principal amount of loans funded by the Financing Provider in respect of such Additional Funding minus (ii) the amount of “original issue discount” (if any) applicable to such Additional Funding minus (iii) the amount of any fees and expenses (excluding if taken in the form of “original issue discount”) netted from such Additional Funding plus (b) the Repaid Principal Amount.

“Repaid Principal Amount” means an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of the Purchase Amount of the Debt) during the period from (and including) the Trade Date under the Confirmation to (and excluding) the Settlement Date minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to the underlying obligor pursuant to the Underlying Documentation.

III. Paragraph (c)(i) of Section 6 of the Standard Term and Conditions is deleted in its entirety.